Exhibit 10.144

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144(K) UNDER SAID ACT.

THE TRANSFER OR SALE OF THIS NOTE IS SUBJECT TO THE TERMS OF A PURCHASE AGREEMENT, INCLUDING SECTION 5(H) THEREOF, DATED AS OF JUNE 23, 2003, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE COMPANY.

12% PROMISSORY NOTE

U.S. $	June 23, 2003

FOR VALUE RECEIVED, The Immune Response Corporation, a Delaware corporation (the “Company”), hereby promises to pay to the order of [                     ] (the “Lender”) the principal amount of                     ($        ) Dollars (the “Principal Amount”), together with interest on the Principal Amount under this promissory note (this “Note”) at the per annum rate of twelve (12%) percent (calculated on actual calendar days elapsed and a 360-day year basis). The Principal Amount on this Note shall become due and payable in one installment on the earlier of: (i) September 30, 2003 or (ii) upon the closing of a sale (or series of related sales) by the Company of its equity securities or warrant exercise resulting in net proceeds to the Company of not less than One Million Three Hundred Thousand Dollars ($1,300,000) (“Maturity Date”).  Interest on this Note shall be due and payable monthly (“Monthly Interest”), commencing on July 23, 2003.

Both the Principal Amount and Monthly Interest shall be paid in lawful money of the United States of America to the Lender at                             , or at such other address as the Lender may designate by notice in writing to the Company, in immediately available funds.

If any payment hereunder falls due on a Saturday, Sunday or legal holiday, it shall be payable on the next succeeding business day and such additional time shall be included in the computation of interest.

This Note is one of a series of promissory notes of like tenor and ranking (collectively, the “Notes”) made by the Company in favor of certain investors (the “Lenders”) dated of even date herewith which have been issued by the Company, and is issued pursuant to that certain Purchase Agreement by and between the Company and the Lender of even date herewith (the “Purchase Agreement”).  Notwithstanding any provision to the contrary contained herein, this Note is subject and entitled to certain terms, conditions, covenants and agreements contained in the Purchase Agreement.  Any transferee or transferees of this Note, by their acceptance hereof, assume the obligations of the Company in the Purchase Agreement with respect to the conditions and procedures for transfer of this Note.  Reference to the Purchase Agreement shall in no way impair the absolute and unconditional obligation of the Company to pay both the Principal Amount and Monthly Interest hereon as provided herein.

The shares of the Company’s common stock, $ 0.0025 par value per share (the “Common Stock”) issuable upon Pre-Payment (as hereinafter defined) and Default (as hereinafter defined), are referred to in, and entitled to the benefits of, that certain registration rights agreement between the Company and the Lender of even date herewith (the “Registration Rights Agreement”).

1.                                       Prepayment.  This Note may be prepaid, at the option of the Company at any time on any date on or after the date of issuance and prior to the Maturity Date, at a redemption price equal to 100% of the Principal Amount that is being pre-paid, together with accrued and unpaid interest through the date of pre-payment (“Pre-Payment”); provided, however, in the event this Note is not pre-paid on or before July 31, 2003,          shares of Common Stock shall be issued and delivered to the Lender (“Pre-Payment Penalty Shares”).

2.                                       Events of Default.  Upon the occurrence of any of the following events (herein called “Events of Default”) which shall have occurred and be continuing:

(a)                                  The Company shall default in the payment of the Principal Amount or interest of this Note on or before the date such payment is due;

(b)                                 Failure by the Company to perform or observe, in any material respects, any other covenant or agreement of the Company contained in this Note or any material covenant or material agreement contained in the Purchase Agreement and the Registration Rights Agreement which remains uncured for the period and after the notice specified below and the Lender notifies the Company of the default, and the Company does not cure the default within 30 days after receipt of the written notice, which notice must specify the default, demand that it be remedied and the state that the written notice is a “Notice of Default;”

(c)                                  Failure by the Company to pay the principal on the maturity date (or otherwise when due), or interest on, or the occurrence and continuation of an event of default under any loan agreement, arrangement, mortgage, indenture or other instruments under which there is issued (other than the Notes) or by which there is secured or evidenced any indebtedness of the Company, whether such indebtedness exists on the date of the issuance of this Note or is created thereafter;

(d)                                 A custodian, receiver, liquidator or trustee of the Company, or of any of its property, is appointed or takes possession of the Company or its property and such appointment or possession remains in effect for more than 30 days; or an order for relief is entered under the Federal Bankruptcy Code against the Company; or any of the property of the Company is sequestered by court order and the order remains in effect for more than 30 days; or a petition or other proceeding is filed against the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of indebtedness, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within 60 days after filing;

(e)                                  The Company files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of indebtedness, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law;

(f)                                    The Company makes an assignment for the benefit of its creditors, or generally fails to pay its obligations as they become due, or consents to the appointment of or taking possession by a custodian, receiver, liquidator or trustee of the Company or all or any part of its property;

(g)                                 The rendering of one or more final judgments, orders or decrees against the Company (including for seizure, forfeiture, garnishment or abatement) in an aggregate amount equal to or in excess of $250,000 which are not vacated, satisfied, discharged or execution thereof stayed within a period of 30 days from the entry thereof;

(h)                                 The violation by the Company of any law or regulation, whether with respect to the conduct of its business or otherwise, which has a Material Adverse Effect (as defined in the Purchase Agreement);

(i)                                     If the Company shall suspend its operations and such suspension would reasonably be expected to have a Material Adverse Effect on the Company;

(j)                                     Any representation or warranty made by the Company to the Holder under the Purchase Agreement or the Registration Rights Agreement was, when made, untrue or misleading and such breach has a Material Adverse Effect on the Company; or

(k)                                  The failure of the Company to timely deliver the information required by Section 7.04 of the Purchase Agreement,

then, and in any such event, a rate (the “Late Rate”) equal to eighteen percent (18%) per annum shall immediately and automatically thereafter begin to accrue on the then Principal Amount and, the lender may then, by written notice to the Company, declare the entire unpaid principal amount of this Note outstanding, together with accrued and unpaid interest thereon at the Late Rate and the same shall, unless such default be cured within three (3) days after such notice, forthwith be immediately due and payable upon the expiration of such three (3) day period, without presentment, demand, protest or other notice of any kind, all of which are expressly waived.  Notwithstanding anything to the contrary herein, if at any time the Late Rate exceeds interest payable under the highest rate of interest permissible under applicable law (the “Maximum Lawful Rate”), then in such event, the Late Rate will be reduced to the Maximum Lawful Rate.  Additionally, the Lender shall have all rights and remedies available under the Purchase Agreement and the Registration Rights Agreement, as well as all rights and remedies available at law or in equity.

In the case of an Event of Default described in paragraph (a) above occurs (“Default”),           shares (in addition to the Pre-Payment Penalty Shares) of Common Stock shall be issued and delivered to the Lender on the date of Default (“Default Shares,” and together with the Pre-Payment Penalty Shares, sometimes hereinafter referred to as “Contingent Shares”).

(b)                                 No course of dealing or delay or failure on the part of the Lender to exercise any right under this Section 2 shall operate as a waiver of such right or otherwise prejudice such Lender’s rights, powers and remedies.  The Company will pay or reimburse the Lender, to the extent permitted by law, for all costs and expenses, including but not limited to reasonable attorneys’ fees, incurred by it in collecting any sums due on the Note or in otherwise enforcing any of its rights.

3.                                       Change of Control.  In the event of (i) any transaction or series of related transactions (including any reorganization, merger or consolidation) that results in the transfer of 50% or more of the outstanding voting power of the Company, and (ii) a sale of all or substantially all of the assets of the Company to another person, this Note shall be automatically due and payable.  The Company will give the Lender not less than ten (10) business days prior written notice of the occurrence of any events referred to in this Section 3.

4.                                       Certain Adjustments.  The number and class or series of shares issuable upon Pre-Payment and/or Default under Sections 1 and 2 hereof shall be subject to adjustment in accordance with the following provisions:

(a)                                  Adjustment for Reorganization or Recapitalization.  If, while this Note remains outstanding there shall be a reorganization or recapitalization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), all necessary or appropriate lawful provisions shall be made so that the Lender shall thereafter be entitled to receive upon Pre-Payment or Default, that number of shares of stock or other securities or property that a holder of the class of securities deliverable upon Pre-Payment or Default, respectively, would have been entitled to receive in such reorganization or recapitalization if the Contingent Shares had been issued immediately prior to such reorganization or recapitalization, all subject to further adjustment as provided in this Section 4.  If the per share consideration payable to the Lender for such class of securities in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company’s Board of Directors.  The foregoing provisions of this paragraph shall similarly apply to successive reorganizations or recapitalizations and to the stock or securities of any other corporation that are at the time receivable upon the Pre-Payment or Default, respectively.  In all events, appropriate adjustment shall be made in the application of the provisions of this Note with respect to the rights and interests of the Lender after the transaction, to the end that the provisions of this Note shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable or issuable after such reorganization or recapitalization upon Pre-Payment or Default, respectively.

(b)                                 Adjustments for Split, Subdivision or Combination of Shares.  If the Company at any time while this Note remains outstanding, shall split or subdivide any class of securities issuable upon Pre-Payment or Default, respectively, into a different number of securities of the same class, the number of shares of such class issuable upon Pre-Payment or Default, respectively, immediately prior to such split or subdivision shall be proportionately increased.  If the Company at any time while this Note, or any portion hereof, remains outstanding shall combine any class of securities issuable upon Pre-Payment or Default, respectively, into a different number of securities of the same class, the number of shares of such class issuable immediately prior to such combination shall be proportionately decreased.

(c)                                  Adjustments for Dividends in Stock or Other Securities or Property.  If, while this Note remains outstanding, the Lenders shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, this Note shall represent the right to acquire, in addition to the number of shares of such class of security receivable upon the Pre-Payment or Default, if any, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that such holder would hold on the date of Pre-Payment or Default had it been the holder of record of the class of security receivable upon Pre-Payment or Default, retained such shares and/or all other additional stock available by it as aforesaid during said period, giving effect to all adjustments called for during such period by the provisions of this Section 4.

5.                                       Further Adjustments.  In case at any time or, from time to time, the Company shall take any action that affects the class of securities issuable upon Pre-Payment or Default, other than an action described herein, then, unless such action will not have a materially adverse effect upon the rights of the Lender, the number of shares of such class of securities (or other securities) issuable upon Pre-Payment or Default shall be adjusted in such a manner and at such time as shall be equitable in the circumstances.

6.                                       Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment pursuant to Section 4 or Section 5, the Company at its sole expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Lender a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon the written request at any time of the Lender, furnish or cause to be furnished to Lender a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number and class of securities and the amount, if any, of other property which at the time would be received upon Pre-Payment or Default, respectively, under Section 1 or Section 2 hereof, respectively.

7.                                   Affirmative Covenants.  The Company covenants and agrees that, while any amounts under this Note are outstanding, it shall:

(a)                              Perform, within all required time periods (after giving effect to any applicable grace periods), all of its obligations and enforce all of its rights under each material agreement to which it is a party.  The Company shall not terminate or modify in any manner materially adverse to the Company any provision of any such material agreement to which it is a party except in the ordinary course of business, consistent with past practice;

(b) Use reasonable commercial efforts to preserve and keep in full force and effect its corporate existence, including, without limitation, all licenses or similar qualifications required by it to engage in its business in all jurisdictions in which it is at the time so engaged at all times maintain, preserve and protect all of its trademarks and tradenames (if any), and preserve all the remainder of its material property, in use or useful in the conduct of its business and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear);

(c)  Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, which, if unpaid, might reasonably be expected to give rise to liens or charges upon such properties or any part thereof, unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and the Company has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principals (“GAAP”);

(d)  Comply in all material respects with all federal, state and local laws and regulations, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations and requirements applicable to it (collectively, “Requirements”) of all governmental bodies, departments, commissions, boards, companies or associations insuring the premises, courts, authorities, officials or officers which are applicable to the Company or any of its properties, except where the failure to so comply would not have Material Adverse Effect; provided, however, that nothing provided herein shall prevent the Company from contesting the validity or the application of any Requirements;

(e)  Keep proper records and books of account with respect to its business activities, in which proper entries, reflecting all of their financial transactions, are made in accordance with GAAP; and

(f)  Notify the Lender in writing, promptly upon learning thereof, of any material litigation or administrative proceeding commenced or threatened, in writing, against the Company.

8.                                       Negative Covenants.  The Company covenants and agrees that while any amount of this Note is outstanding it will not directly or indirectly:

(a)                              Declare or pay, directly and indirectly, any dividends or make any distributions, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of its capital stock (including without limitation any preferred stock) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its capital stock or set aside any amount for any such purpose;

(b)                                 Consolidate with or merge into any other person, or sell, lease, transfer or assign to any persons or otherwise dispose of (whether in one transaction or a related series of transactions) 15% or more of its consolidated properties or assets (whether now owned or hereafter acquired), or permit another person to merge into it, except as contemplated herein;

(c)                                  Own, purchase or acquire any stock, obligations, assets or securities of, or any interest in, or make any capital contribution or loan or advance of money, credit or property to, any other person, or make any other investments, except that the Company may own, purchase or acquire (i) existing subsidiaries or subsidiaries formed for the purposes of facilitating acquisitions or carrying out the ordinary business of the Company; (ii) certificates of deposits of any commercial banks registered to do business in any state of the United States having capital and surplus in excess of $50,000,000; (iii) readily marketable, direct obligations of the United States government or any agency thereof which are backed by the full faith and credit of the United States; and (iv) investments in prime commercial paper; provided, however, that in each case mentioned in (ii), (iii) or (iv) above, such obligations shall mature not more than 180 days from the date of acquisition thereof;

(d)  Sell, transfer, discount or otherwise dispose of any claim or debt owing to it, including, without limitation, any notes, accounts receivable or other rights to receive payment, except for reasonable consideration and in the ordinary course of business;

(e) (i) Engage in any transaction in connection with which the Company could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Tax Code; (ii) terminate any pension plan in a “distress termination” under Section 4041 of ERISA; or (iii) fail to make payment when due of all amounts which, under the provisions of any employee or pension plan, the Company or any ERISA affiliate are required to pay as contributions thereto, or, with respect to any pension plan, permit to exist any material “accumulated funding deficiency” (within the meaning of Section 302 of ERISA and Section 412 of the Tax Code), whether or not waived, with respect thereto;

9.                                       Representations and Warranties of the Lender.  The Lender represents and warrants to the Company as follows:

(i)                                     Such Lender can bear the economic risk of this investment and can afford a complete loss thereof.  Such Lender (A) has sufficient liquid assets to pay the full Principal Amount of this Note, (B) has adequate means of providing for such Lender’s current and presently foreseeable future needs, and (C) has no present need for liquidity of the investment in this Note;

(ii)                                  Such Lender has full power and authority to enter into and to perform this Note in accordance with its terms.  Any Lender that is a corporation, partnership or trust represents that it has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Company;

(iii)                               Such Lender qualifies as an “accredited investor” as defined in Rule 501 of Regulation D, promulgated under the Securities Act of 1933, as amended (the “Act”);

(iv)                              Such Lender has reviewed or has had an opportunity to ask questions of, and to receive answers from, the Company and its representatives, with respect to the Company and the terms and conditions of this transaction.  All materials and information requested by such

Lender and such Lender’s representatives, if any, including any information requested to verify any information furnished, have been made available;

(v)                                 Such Lender understands that the Note has not been registered under the Act, nor pursuant to the provisions of the securities or other laws of any other applicable jurisdiction, and as such, the certificates representing such Note may contain applicable restrictive legends;

(vi)                              Such Lender is making the investment hereunder for such Lender’s own account and not for the account of others and for investment purposes only and not with a present view to the distribution or resale thereof; and

(vii)                         Such Lender is unaware of, is no way relying on, and did not become aware of the investment contemplated by the Note or the Purchase Agreement through or as a result of, any form of general solicitation or general advertising including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, in connection with the investment contemplated by the Note or the Purchase Agreement and is not purchasing the Note, and did not become aware of the investment contemplated by the Note or the Purchase Agreement, through or as a result of any seminar or meeting to which the Lender was invited by, or any solicitation of a subscription by, a person not previously known to the Lender in connection with investments in securities generally.

(viii)                        Such Lender is not an affiliate (as such term is defined in Rule 12(b)(ii) under the Exchange Act) of any director or officer of the Company for purposes of Rule 4350(i)(1)(A) of the NASD, Inc. Marketplace Rules.

10.                                 Amendments and Waivers.  Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Lender.

11.                                 Notices. All notices, requests, consents, and other communications under this Note shall be in writing and shall be deemed delivered (i) three (3) business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one (1) business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to the Company:

The Immune Response Corporation
5931 Darwin Court
Carlsbad, California 92008
Attention: President
Facsimile: (760) 431-8636

with a copy to:

Pillsbury Winthrop LLP
50 Fremont Street
San Francisco, CA 94105-2228
Attention: Thomas E. Sparks, Jr., Esq.
Facsimile: (415) 983-1200

If to the Lender:

With a copy to:

(ii)                                  Any party may give any notice, request, consent or other communication under this Note using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended.  Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 11.

12.                                 Conflicting Agreements.  In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the loan evidenced by this Note, the terms of this Note shall prevail.

13.                                 Severability.  The unenforceability or invalidity of any provision or provisions of this Note as to any persons or circumstances shall not render that provision or those provisions unenforceable or invalid as to any other provisions or circumstances, and all provisions hereof, in all other respects, shall remain valid and enforceable.

14.                                 Governing Law.  This Note shall be governed by and construed under the laws of the State of New York, without giving effect to the principles of conflicts of laws.

15.                                 Waivers.  The nonexercise by either party of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

16.                               Lost Documents.  Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and (in the case of loss, theft or destruction) of indemnity satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Note, if mutilated, the Company will make and deliver in lieu of such Note a new Note of like tenor and unpaid principal amount and dated as of the original date of this Note.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Note as of the date first written above.

THE IMMUNE RESPONSE CORPORATION

By
Name:
Title:

Acknowledged and Accepted:

[LENDER]

By
Name:
Title: